Exhibit 10.18

TEMPORARY HELP SERVICES SUBCONTRACT

This TEMPORARY HELP SERVICES SUBCONTRACT (the “Agreement”) is made this 8th day of April, 2008, by and between ClearPoint Resources, Inc., a Delaware corporation (“COMPANY”) and Koosharem Corp., a California corporation d/b/a Select Staffing (“SELECT”). COMPANY and SELECT may be referred to herein each as a “Party” and collectively as the “Parties.”

B A C K G R O U N D

WHEREAS, COMPANY wishes to have SELECT, exclusively supply temporary employees directly to COMPANY’S Customers (as defined below), and SELECT wishes to provide, among other things, such temporary employees to COMPANY’S customers, subject to the terms and conditions set forth herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

A. Definitions.

1.1 “COMPANY Event” shall mean (a) a material breach of this Agreement by COMPANY, where such material breach remains uncured for a period of fifteen (15) days following COMPANY’S receipt of written notice of such breach, (b) a failure of COMPANY to make any payment required hereunder to SELECT when due, where such failure to pay remains uncured for a period of five (5) days following the due date; provided, however, use of the cure period more than three (3) times in any rolling twelve (12) month period shall result in the elimination of the cure period for a period of six (6) months, (c) if COMPANY shall file a voluntary petition for bankruptcy, or (d) if COMPANY has an involuntary petition under any bankruptcy law filed against it which petition has not been dismissed or set aside within sixty (60) days of its filing.

1.2 “Encumbrance” or “Encumber” shall mean any lien, mortgage, security interest, pledge, restriction on transferability, option, right of first refusal, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

1.3 “SELECT Event” shall mean (a) a material breach of this Agreement by SELECT, where such material breach remains uncured for a period of fifteen (15) days following SELECT’S receipt of written notice of such breach, (b) a failure of SELECT to make any payment required hereunder to COMPANY when due, where such failure to pay remains uncured for a period of five (5) days following the due date; provided, however, use of the cure period more than three (3) times in any rolling twelve (12) month period shall result in the elimination of the cure period for a period of six (6) months, (c) if SELECT shall file a voluntary petition for bankruptcy, or (d) if SELECT has an involuntary petition under any bankruptcy law filed against it which petition has not been dismissed or set aside within sixty (60) days of its filing.

1.4 “Law” means each provision of any currently existing federal, state, local or foreign, civil and criminal law, statute, law, ordinance, order, code, rule, regulation or common law, promulgated or issued by any governmental authority (including, but not limited to, any environmental law, occupational safety and health laws and/or the WARN Act), as well as any judgments, decrees, injunction or agreements issued or entered into by any governmental authority.

1.5 “Person” shall mean any individual or natural person, business trust, corporation, partnership, joint venture, limited liability company, joint stock company, proprietorship, association, trust or unincorporated organization or government agency or political subdivision thereof or any other legal entity of whatever nature.

B. Subcontract.

1.1 COMPANY hereby subcontracts to SELECT the customer contracts and contract rights (collectively, the “Contracts”) previously serviced on behalf of COMPANY by (a) TZG Enterprises, LLC (“TZG”), and (b) Optos Capital, LLC (“Optos”). During the Term, SELECT shall not circumvent this Agreement by providing temporary staffing services to any Customer or under any Contract through any entity (whether existing on the date hereof or hereafter created or acquired) not subsumed under the term “SELECT” hereunder.

C. SELECT’S Responsibilities.

1.1 SELECT shall supply temporary employees (“Temps”) to each customer or any new customer under the Contracts (each a “Customer”) to perform such reasonable duties as Customer shall request and shall manage tasks relating to such Temps augmentation and administration including, without limitation, preparing and delivering invoices and securing financing thereof, and providing workers’ compensation insurance and withholding federal and state wage taxes, including FICA and unemployment compensation taxes workers compensation insurance and payroll services. For clarity, SELECT, from the effective date of this Agreement, shall be solely responsible for any and all liabilities, expenses and costs pertaining to the employees of SELECT, the Temps and any other individuals servicing the Customers under the Contracts including, but not limited to, all payroll, payroll taxes, benefits, insurance, unemployment taxes, workers’ compensation insurance premiums and workers’ compensation claims.

1.2 SELECT shall service the Customers as provided herein and, in connection therewith, SELECT shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which SELECT may deem necessary or desirable, consistent with the servicing and administration policies and procedures SELECT uses in the reasonable conduct of its own affairs. All servicing shall be conducted in the name of SELECT.

1.3 SELECT shall have the right, in its sole discretion as employer, to hire, assign, reassign and/or terminate its own employees, including Temps. All SELECT responses to Customer’s requests will be processed by SELECT in accordance with all terms and conditions contained herein. At all times SELECT will interface directly with the Customer, however, at no time shall COMPANY relinquish its ownership, right, title or interest in or to the Contracts. At the expiration of this Agreement, other than a termination by COMPANY due to the occurrence of a SELECT Event, COMPANY will abandon all ownership, right, title or ownership in or to the Contracts and SELECT may freely solicit for service all Customers serviced under this Agreement. SELECT shall not Encumber the Contracts. Any attempt by SELECT to interfere with COMPANY’S ownership of the Contracts shall constitute a breach of this Agreement. If Customer advises SELECT that any Temp assigned to Customer, or proposed for assignment to Customer, fails to meet any of Customer’s requirements, then SELECT shall reassign or replace such individual immediately.

1.4 SELECT will work with COMPANY to provide information reasonably requested by COMPANY for management reports and performance measurements; provided that in no event shall SELECT be required to provide any information which it reasonably deems to be confidential or proprietary and which does not relate to the Customer or this Agreement. SELECT will make a good faith effort to accommodate, provide and/or support any specialized record keeping requirements requested by COMPANY.

1.5 As required in writing by Customer, SELECT shall provide criminal background investigations and drug screens on the Temps. Absent a reimbursement agreement with the Customer, SELECT shall be solely responsible for all costs incurred in conducting criminal background checks and drug screens. SELECT shall obtain from the Temps all appropriate releases for the conducting of a background investigation.

1.6 SELECT shall instruct its Temps on assignment to CUSTOMER that they are employees of the SELECT, but that they must comply with rules, regulations and policies of CUSTOMER.

1.7 Any fines, penalties or legal costs incurred by SELECT, its agents, employees, or subcontractors for non-compliance with any applicable Laws shall not be reimbursed by COMPANY but shall be the sole responsibility of SELECT or its agents, employees, or subcontractors. If fines, penalties or legal costs are assessed against COMPANY by any government authority, agency or court due to such non-compliance, or if the services performed hereunder or any part thereof are delayed or stopped by order of any government authority, agency or court due to SELECT’S or its agents, employees, or subcontractors’ non-compliance, SELECT shall indemnify and hold harmless COMPANY against any and all fines, penalties and legal costs incurred by COMPANY because of such failure to comply therewith. The indemnity contained herein is in addition to, and does not limit, the general indemnity in Section F hereof.

1.8 SELECT will recruit, interview, select and hire applicants to perform such work for Customer. SELECT will (a) maintain all necessary personnel and payroll records for the Temps assigned to Customer’s locations and ensure that all Temps supplied by SELECT are compliant with all Laws governing temporary employees, (b) calculate its Temps’ wages and withhold applicable federal, state and local taxes and federal social security payments, and (c) pay or withhold net wages and provide fringe benefits, if any, directly to the Temps including, without limitation, wage withholdings, garnishments and other IRS or governmental means and requests.

1.9 It is understood that Customer may terminate a Contract at any time, for any reason whatsoever. Upon receipt of oral or written notice from COMPANY of termination of a Contract, SELECT shall immediately and without delay, remove any such Temps.

1.10 Each of the Parties will maintain in effect during the Term any and all federal, state and/or local licenses and permits which may be required of employers generally or otherwise required for such Party to operate its business.

1.11 SELECT shall invoice all Customers with respect to the services provided under the Contracts and shall be responsible for collecting payment therefor.

1.12 SELECT shall comply with all applicable Laws including, but not limited to, the Fair Labor Standards Act, Social Security Act, Equal Employment Opportunity laws, the Americans with Disability Act, U.S. Immigration Form I-9 requirements, the Family Medical Leave Act and the Occupational Safety and Health Act. For services or duties that will be performed (in whole or in part) at any Customer facility, SELECT shall not employ any person who is younger than (a) the age of 18, or (b) the applicable minimum legal age for the specific type of work performed by the employee, whichever is higher. SELECT further represents and warrants that the weekly and daily working schedules of all Temps shall be in compliance with all applicable Laws and that SELECT shall not compel any person to work involuntarily or under any threats or duress.

D. Other Terms and Conditions.

1.1 SELECT represents and warrants that it is an equal employment opportunity employer, and further agrees that it will not discriminate against its employees or Temps on the basis on race, religion, color, national origin, age, sex, marital status, veteran status, physical or mental disability, sexual orientation, or because an employee has reported, or is about to report, a violation or suspected violation of any rule, regulation or law. SELECT further agrees not to engage in, nor permit any agent of SELECT, vendor, or other third-party at SELECT’S place of business to engage in any practice that constitutes sexual harassment or other illegal harassment of its employees.

E. Audit.

1.1 Each Party shall have the right, during the Term and for a period of two (2) years thereafter, upon reasonable notice to the other Party to audit the other’s books and records and each Party shall make such books and records relating only to this Agreement and the obligations hereunder available to the other at such time or times requested for inspection and audit to permit the inspecting Party’s evaluation and verification of (a) the other Party’s compliance with its respective obligations under this Agreement including, but not limited to, the amounts paid and how such amounts were calculated, (b) SELECT’S compliance with Customer’s business policies, and (c) SELECT’S compliance with the background checks and drug screening requirements if the temporary employee has executed a release. Except as otherwise provided herein, each Party will bear its own costs in connection with such audit.

1.2 Such records subject to audit shall also include those records necessary to evaluate and verify direct and indirect costs (including overhead allocations), as they may apply to costs associated with the Agreement. In those situations where records have been generated from computerized data, whether mainframe, mini-computer, or PC based computer systems, each Party agrees to provide the other Party or its representatives with extracts of data files in computer readable format on data disks or suitable alternative computer data exchange formats. Audits may require inspection and photo copying of selected documents from time-to-time at reasonable times and places.

1.3 If any such audit undertaken pursuant to the terms of this Agreement discovers material discrepancies then the Party at fault shall bear the cost of such audit and shall reimburse the other Party for any reasonable costs incurred with said audit in addition to the liabilities it shall bear as a result of its non-compliance.

F. Agreement to Indemnify.

1.1	SELECT agrees to indemnify and defend COMPANY and its parent and subsidiary companies, and its and their respective officers, directors, shareholders, affiliates, employees, representatives, agents, successors and assigns (each a “COMPANY Indemnified Party”) from any and all losses, liability, expenses (including court costs and reasonable attorneys’ fees), and claims for damage of any nature whatsoever, which any COMPANY Indemnified Party may incur, suffer, become liable for, or which may be asserted or claimed against any COMPANY Indemnified Party, on the basis that SELECT has failed to comply with any Laws.

1.2	SELECT agrees to indemnify and defend each COMPANY Indemnified Party from any and all losses, liability, expenses (including court costs and reasonable attorneys’ fees), and claims for damage of any nature whatsoever, which any COMPANY Indemnified Party may incur, suffer, become liable for, or which may be asserted or claimed against any COMPANY Indemnified Party, on the basis that SELECT has breached any of its responsibilities or obligations as set forth in Sections B, C, D, I, K or L herein.

1.3

SELECT agrees to indemnify and defend each COMPANY Indemnified Party from any and all losses, liability, expenses (including court costs and reasonable attorneys’ fees), and claims for damage of any nature whatsoever, which any

COMPANY Indemnified Party may incur, suffer, become liable for, or which may be asserted or claimed against any COMPANY Indemnified Party, with respect to the services provided by SELECT under the Contracts and/or to the Customers after the effective date of this Agreement or with respect to SELECT’S acts or omissions.

1.4	COMPANY agrees to indemnify and defend SELECT and its parent and subsidiary companies, and its and their respective officers, directors, shareholders, affiliates, employees, representatives, agents, successors and assigns (each a “SELECT Indemnified Party”) from any and all losses, liability, expenses (including court costs and reasonable attorneys’ fees), and claims for damage of any nature whatsoever, which any SELECT Indemnified Party may incur, suffer, become liable for, or which may be asserted or claimed against any SELECT Indemnified Party, on the basis that COMPANY has failed to comply with any Laws.

1.5	COMPANY agrees to indemnify and defend any SELECT Indemnified Party from any and all losses, liability, expenses (including court costs and reasonable attorneys’ fees), and claims for damage of any nature whatsoever, which any SELECT Indemnified Party may incur, suffer, become liable for, or which may be asserted or claimed against any SELECT Indemnified Party, on the basis that COMPANY has breached any of its responsibilities or obligations as set forth in Sections B, K or L herein.

1.6	COMPANY agrees to indemnify and defend any SELECT Indemnified Party from any and all losses, liability, expenses (including court costs and reasonable attorneys’ fees), and claims for damage of any nature whatsoever, which any SELECT Indemnified Party may incur, suffer, become liable for, or which may be asserted or claimed against any SELECT Indemnified Party, with respect to the services provided by COMPANY under the Contracts and/or to the Customers prior to the effective date of this Agreement or with respect to COMPANY’S acts or omissions.

1.7	As a condition to the indemnity obligations set forth in this Section F, the indemnified party shall (a) promptly notify the indemnifying party in writing of any claim or action subject to such indemnity obligations, (b) permit the indemnifying party to assume sole control over the litigation and/or settlement thereof, provided, however, that the indemnifying party will not, without the indemnified party’s prior written consent, agree to any settlement or compromise that would require the indemnified party to make any payments or bear any obligations, and (c) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in defense of such claim or action.

G. Billing Terms and Conditions of Payment.

1.1 Payment by Customer. An invoice for services provided to Customer by SELECT will be submitted directly to Customer, who will be solely responsible for payment to SELECT.

1.2 Fee. During each one year-long period (or pro-rata for shorter periods) of the Term commencing as of the date hereof, SELECT shall pay to COMPANY during such respective year, ten percent (10%) of such year’s annual gross sales (such annual gross sales amount not to exceed $36 million for purposes of this calculation) generated by the Customers and the Contracts as well as, without duplication, by any location (city, county, town, etc.) where COMPANY had an office (either directly or via Optos or TZG) in accordance with the Location Revenue in Section 1.6 below (the “Fee”) during such respective year, less any deductions required in Section G.1.5 below. The Fee shall be paid to COMPANY on the fifth (5th) business day of each month based on the gross sales of the previous month, starting with August 1, 2008.

1.3 Acceleration. Upon the occurrence of a SELECT Event, SELECT shall pay the COMPANY the present value (discounted at three-quarters of a percent (0.75%) per month) of (a) $16,800,000, plus (b) the amounts earned from New Business, but minus (c) the amount of Claw Back and any previous payments hereunder and any payments owed to COMPANY as of the date of the occurrence of the SELECT Event.

1.4 Certificate. No later than the tenth (10 th) business day of each month, SELECT’S Chief Financial Officer shall send to COMPANY a certificate, certified and signed by the Chief Financial Officer as true, correct and accurate in all respects, showing the prior month’s breakdown (by Customer and location) of the gross sales generated by the Contracts and/or Customers and the calculations employed by SELECT to determine the Fee paid to COMPANY for such prior month.

1.5 Claw Back. Six (6) months after the effective date of this Agreement, COMPANY and SELECT shall review the gross billings produced during such six (6) month period by (a) the Contracts including, but not limited to, any new business generated by SELECT from the Customer, and (b) former offices and branches previously managed by TZG and Optos (collectively, the “Gross Billings”). If the Gross Billings are less than the Baseline (as defined below), then SELECT shall have the option by exercising the Claw Back to reduce the dollar amount of payments for the duration of the Agreement (the “Claw Back”) by an amount equal to (x) $16,800,000 less the result of (y) the Gross Billings divided by the Baseline times $16,800,000; with such Claw Back reducing the monthly Fee payments beginning with the final Fee payments at the end of the Term and working backwards each month in $300,000 increments until the aggregate eliminated amount of Fees is equal to the Claw Back amount; provided, however, the Claw Back cannot exceed $9,000,000; provided, however, COMPANY has the right to earn back on a dollar-for-dollar basis any amounts eliminated under the Claw Back by referring new business at any time during the Term to SELECT which SELECT services (“New Business”). For every $3,000,000 in New Business, COMPANY shall receive a $300,000 credit against the Claw Back, on a pro-rata basis. The “Baseline” is equal to 90% times $34,000,000.

1.6 “Location Revenue” shall include all of the following:

(a) Total gross sales from any former COMPANY office which remained operating during the time of measurement;

(b) For any former COMPANY office that ceases operation during the Term, total gross sales from Customers formerly serviced by that office in the twelve (12) month period prior to such office closing, no matter which SELECT office (excluding former COMPANY offices which remain open) services such Customers; and

(c) For those Customers currently being serviced by both COMPANY and SELECT on the date hereof, the same percentage between COMPANY and SELECT of total gross sales over the twelve (12) month period prior to the date hereof (if less than twelve (12) months of reliable data is available, the annualizing the available number) generated from such Customer times the applicable gross sales from such Customer.

H. Guarantee.

1.1 Customer shall have the right to reject any temporary employee assigned by SELECT with whom Customer is unsatisfied. In the event notice is given within four (4) hours of the assignment, there will be no charge made by SELECT for such person.

I. Insurance. SELECT shall maintain for the Term (at its own expense) the following insurance and the amounts listed below:

1. Statutory workers’ compensation in accordance with all federal, state, and local requirements.

2. Employer’s liability with a limit one million dollars ($1,000,000) for one or more claims arising from each accident.

3. General and professional liability insurance, providing coverage in an amount the greater of (a) as required by Law or (b) at least one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) aggregate per annum.

4. Fidelity insurance covering acts of SELECT’S employees and Temps with limits of not less than five hundred thousand dollars ($500,000) per occurrence.

SELECT shall cause its insurers to (a) include COMPANY as an additional insured for the coverages set forth in subsections (1) – (4) above, and (b) furnish certificates of insurance to COMPANY acceptable to COMPANY and Customer if requested evidencing that the above insurance is in effect and otherwise complies with the requirements of this Section. SELECT shall give COMPANY at least thirty (30) days prior written notice of any material change or alteration in or cancellation of any policy of insurance required hereunder. Upon request by COMPANY, SELECT shall provide a letter from its insurance broker verifying that SELECT’S insurance complies with the requirements in this Section. The carrying by SELECT of the insurance required herein shall in no way be interpreted as relieving SELECT of any other obligations it may have under this Agreement.

J. Term.

1.1 Term. Unless sooner terminated in accordance with this Section J, the term (the “Term”) of this Agreement shall be for five years beginning on April 8, 2008 and expiring on April 7, 2013.

1.2 Termination. COMPANY may immediately terminate this Agreement upon the occurrence of a SELECT Event and all payments under this Agreement will immediately, without any further action required, accelerate in accordance with Section G.1.3. SELECT may immediately terminate this Agreement upon the occurrence of a COMPANY Event.

1.3 Obligations of SELECT upon Termination. If this Agreement is terminated by COMPANY in accordance with Section J.1.2 upon the occurrence of a SELECT Event, then (i) SELECT shall discontinue servicing all of the Contracts and Customers (except to the extent, and only to such extent, that such Customer was serviced by SELECT within one (1) year prior to this Agreement, in which case SELECT may continue to service the CUSTOMER as previously serviced) and shall turn over to COMPANY all information, data, Contracts, documents and other materials necessary to service the Contracts and Customers, (ii) SELECT shall pay immediately any monies owing to the COMPANY under this Agreement, (iii) each Party shall return to the other any Confidential Information and other materials provided to such Party by the other in whatever form (including all copies or embodiments thereof), and (iv) for a period of two (2) years following the termination of this Agreement upon the occurrence of a SELECT Event, SELECT shall not (a) directly or indirectly, solicit or induce, or attempt to solicit or induce, any Customer not previously serviced by Select within one (1) year prior to this Agreement to terminate obtaining services from COMPANY, or (b) seek in competition with COMPANY or any of COMPANY’S subsidiaries to procure orders from or do business with any Customer. In any case, neither Party shall use any Confidential Information for a period of five (5) years following the termination of this Agreement.

1.4 Obligations upon Termination. If this Agreement is terminated by SELECT in accordance with Section J.1.2 upon the occurrence of a COMPANY Event, then (i) SELECT shall turn over to COMPANY all information, data, Contracts, documents and other materials necessary to service the Contracts and Customers, (ii) SELECT shall pay immediately any monies owing to the COMPANY under this Agreement, and (iii) each Party shall return to the other any Confidential Information and other materials provided to such Party by the other in whatever form (including all copies or embodiments thereof).

K. Relationship of the Parties.

1.1 The Parties hereto expressly acknowledge that Select and COMPANY are independent contractors in the performance of each and every part of this Agreement and nothing in this Agreement shall be construed as creating the relationship of employer and employee, master and servant, franchisor and franchisee, principal and agent, joint venture or partnership between the Parties hereto. SELECT is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith including, but not limited to, any and all liabilities, expenses and costs pertaining to the employees that service the subcontracted Contracts including, but not limited to, all payroll, payroll taxes, unemployment taxes, workers’ compensation insurance premiums and workers’ compensation claims.

L. Confidentiality.

1.1 Each Party hereto (the “Recipient”) shall keep confidential and not disclose to any third party or use for its own benefit, except as expressly permitted herein, or for the benefit of any third party, any Confidential Information disclosed by the other Party hereto (the “Disclosing Party”) to it, or any Confidential Information to which the other Party has access or an opportunity to gain knowledge. Each Party hereto agrees to secure and protect the Confidential Information of the other Party hereto in the same manner as it would secure and protect its own Confidential Information and agrees to take appropriate action by instruction or agreement with its agents who are permitted access to the Confidential Information to satisfy its obligations hereunder. Each Party hereto shall cooperate with and assist any other Party in identifying and preventing any unauthorized use, copying or disclosure of the Confidential Information.

1.2 The term “Confidential Information” as used in this Agreement shall mean any proprietary or confidential information, whether in verbal, written or some other tangible medium, including, but not limited to, any prospective business opportunities, technical data, trade secrets, know-how, assets, operations, finances, technologies, patents, copyrights, trademarks, techniques, drawings, sketches, models, inventions, processes, apparatus, equipment, algorithms, formulae, software, research, experimental work, products, service plans, markets and market studies, design details and specifications, engineering information, procurement requirements, customer lists, customers, pricing and cost information, business forecasts, sales, distribution, merchandising and marketing plans and information; provided, however, such term shall not include (i) information which, at the time of disclosure, is already known or available to the public, can be obtained from public sources or is otherwise in the public domain, (ii) information which, after disclosure, becomes known or available to the public through no breach by the Recipient of this Agreement, (iii) information already in the Recipient’s possession at the time of disclosure, as evidenced by competent written records of the Recipient, (iv) information which was independently developed by or for the Recipient without the use of or reliance on the Disclosing Party’s Confidential Information, as evidenced by competent written records of the Recipient, (v) information received by the Recipient from another person or entity who is not known by the Recipient to be under an obligation to keep the same confidential, or (vi) information required to be disclosed in accordance with applicable Law, securities regulations, securities exchange rules and regulations and other similar regulatory authorities.

1.3 Each Party hereto expressly acknowledges that the remedy at law for any breach of this Section L will be inadequate, and that, upon any such breach or threatened breach, the non-breaching Party shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the breaching Party’s obligations under these provisions without the necessity of proving the actual damage to the non-breaching Party or the inadequacy of a legal remedy. The rights conferred upon the Parties hereto by the preceding sentences shall not be exclusive of, but shall be in addition to, any other rights or remedies which the Parties hereto may have at law, in equity or otherwise.

M. Miscellaneous.

1.1 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect to the extent allowed by law. Under such circumstances, the Parties hereto request that such court reform the provisions hereof in a manner to cause them to be enforceable as closely as possible to the way originally written.

1.2 Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile signature.

1.3 Notice. All notices, requests, demands, payments and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given on receipt if delivered personally, two days after being sent by a nationally recognized overnight carrier, or three days after being mailed by certified mail, postage prepaid, return receipt requested. Refusal to accept any notice given under this Section M.1.3. shall be deemed receipt. Notices shall be sent to the following addresses or to such other address as a Party may specify in a notice pursuant to this Section M.1.3:

If to SELECT:

Select Staffing

3820 State Street

Santa Barbara, CA 93105

Attn: Steve Sorensen

With a Copy to:

Select Staffing

3820 State Street

Santa Barbara, CA 93105

Attn: General Counsel

If to COMPANY:

ClearPoint Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Attn: Michael Traina, CEO

With a Copy to:

ClearPoint Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Attn: General Counsel

1.4 Waiver. A waiver by any Party hereto of a breach or a default of any provision of this Agreement shall not constitute or be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any Party hereto to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such Party.

N. Governing Law.

1.1 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard for its conflict of laws rules, and subject to the co-exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania or State of California.

O. Effective Date.

1.1 The terms, conditions, agreements, provisions, responsibilities and obligations contained in this Agreement shall be effective as of March 30, 2008.

P. Right to Setoff.

1.1 If from time to time and at any time COMPANY or SELECT, as the case may be, shall be entitled to be paid any valid, undisputed amounts under this Agreement from the other party hereto, COMPANY or SELECT, as the case may be, shall be entitled, if it so elects in its sole discretion, to set-off such amount against any other obligation owed, for any reason, by COMPANY or SELECT, as the case may be, to the other party hereto. Neither the exercise of nor failure to exercise such right of set-off will constitute an election of remedies or limit COMPANY or SELECT, as the case may be, in any manner in the enforcement of any other remedies that may be available to it. Such right of set-off shall be in addition to and not in substitution of any other rights COMPANY or SELECT, as the case may be, shall be entitled to under the provisions of this Agreement or otherwise

Q. Entirety.

1.1 This Agreement shall be the entire understanding and agreement between the parties with respect to the subject matter set forth herein, and all prior agreements, understandings, covenants, promises, warranties and representations, oral or written, express or implied, not incorporated herein, are superseded hereby. This Agreement may not be amended, modified, altered, supplemented, or changed in any way except in writing, signed by the Parties hereto and attached hereto as an amendment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party shall assign this Agreement (whether by operation of law, merger or otherwise) without the prior written consent of the other Party, such consent not to be unreasonably withheld.

R. Attorneys’ Fees.

1.1 In any action to enforce any of the provisions of this Agreement by either SELECT or COMPANY, the prevailing Party shall be entitled to receive the costs and expenses of any litigation, including reasonable attorneys’ fees and costs on appeal, in addition to all of the rights and remedies at law.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Temporary Help Services Subcontract has been executed on behalf of each party by a duly authorized officer.

CLEARPOINT RESOURCES, INC.		KOOSHAREM CORP. D/B/A SELECT STAFFING

By:	/s/ Michael Traina	By:	/s/ Paul J. Sorensen
Name:	Michael Traina	Name:	Paul J. Sorensen
Title:	CEO	Title:	President